CERTIFICATE OF INCORPORATION

                               OF

                          C/Grip: Inc.

       FIRST:  Name.  The name of the corporation is C/Grip:
  Inc. (hereinafter the "Corporation").

       SECOND: Registered office. The name and street address of the registered agent of the Corporation in the State of Oklahoma and the street address of the registered office of the Corporation in the State of Oklahoma, which office address is the same as the street address of its registered agent, are:

  Thomas J. Kenan
  800 Bank of Oklahoma Plaza
  201 Robert S. Kerr Avenue
  Oklahoma City, OK 73102

       THIRD:  Term.  The  term  of  the  Corporation  shall   be
  perpetual.

       FOURTH: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

       FIFTH: Capital Stock. The Corporation is authorized to Issue two classes of stock, both of which shall be voting. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed In the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

       The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class           Par Value        Number of       Totals
                                 Authorized
                                 Shares

Common          $0.001           40,000,000      $40,000

Preferred       $0.001           50,000,000      $50,000

Totals                           50,000,000      $50,000

       SIXTH:   Directors.  The  number  of  directors   of   the
  Corporation shall be such as from time to time shall be fixed by, or in the manner provided In, the Bylaws.

       SEVENTH: Bylaws. The Bylaws for the governing of the Corporation may be adopted, amended, altered, repealed or readopted by the Board of Directors at any stated or special meeting of such board, but the powers of such directors in this regard shall at all times be subject to the rights of the shareholders to alter or repeal such Bylaws at any annual meeting of shareholders.

       EIGHTH: Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Oklahoma at the time may be added or inserted in this Certificate of Incorporation, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section EIGHTH.

     NINTH: Compromise or Arrangement by Corporation with Creditors or Shareholders. Whenever a compromise or arrangement Is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of the Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 106 of the Act or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 100 of the Act, may order a meeting of the creditors or class of creditors, or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

       IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by its President and attested by its Secretary this 7th day of April, 1996.

  C/Grip: Inc., an Oklahoma corporation

  By: /S/Thomas J. Kenan, President

  ATTEST:  Thomas J. Kenan, Secretary